Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clayton Williams Energy, Inc.:

We consent to the incorporation by reference in registration statements on Form S-8 (Nos. 33-68320, 33-68316, 33-69688, and 33-92834 ) and on Form S-3 (No. 333-116825) of Clayton Williams Energy, Inc. and subsidiaries of our reports dated February 28, 2011 with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2010,  and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Clayton Williams Energy, Inc. and subsidiaries.

/s/ KPMG LLP

Dallas, Texas
February 28, 2011